EXHIBIT 10.14

                         CALIFORNIA WATER SERVICE GROUP

                            DIRECTORS RETIREMENT PLAN
                        (as amended on February 22, 2006)

This document summarizes the California Water Service Group ("Group") Retirement Plan ("Plan") for members of the Board of Directors. The Plan is effective January 1, 1998. It replaces the former California Water Service Company Directors Retirement Plan (the "Former Plan"). The Plan is intended to recognize a director's service commitment to the Group by providing retirement income.

1. The Group has established a mandatory retirement age for directors. A director must retire no later than the Annual Meeting that follows the date of the director's 75th birthday. An employee director must retire as an employee or a director no later that the Annual Meeting that follows the date of the director's 70th birthday.

2. Any current non-employee director who retires subsequent to February 22, 2006, after serving on the Board for a total of five or more years will receive a retirement benefit equivalent to $22,000 per year. This benefit will be paid for the number of years the director served on the Board, up to 10 years. Retirement benefit payments will be made monthly at the same time as retainer payments are made to active directors. In December 2005, the Director Retirement Plan was cancelled for future Directors.

3. The Board reserves the right to adopt resolutions which alter, amend, modify, or terminate the Plan at any time. However, future resolutions may not, in any way, reduce the benefits to which a director shall have become entitled prior to adoption of the resolution.

4. In the event of a Director's death prior to retirement who has served on the Board for a period of at least five years, the Director's designated beneficiary will receive annual benefits to which the director was entitled. The benefit will be determined under terms of the Plan as if the Director had retired on the date of his or her death. Benefit payments will be made to the beneficiary in accordance with the provisions of Paragraph 2. Benefits will be payable for a period equal to the number of years the Director served on the Board, including service on the Board of California Water Service Company prior to January 1, 1998, up to a maximum of 10 years. Payment of the survivor benefit will commence the month following the Director's death.

5. In the event of a Director's death following retirement, the balance of his or her retirement benefit, if any, will be paid to the retired Director's designated beneficiary, or in accordance with his or her will or the laws of descent and distribution.

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6. A Director may, from time to time, revoke his or her beneficiary  designation and file a new beneficiary designation with the Board.

7. Benefits earned under the former Plan and for which payment had commenced as of the adoption date of this Plan will continue to be paid in accordance with provisions of the former plan.

8. This Plan is a nonqualified, nonfunded plan. In the event of bankruptcy of the Group, the participants will be general creditors of the Group.